UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2005
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (416) 203-3898
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On September 29, 2005, as previously reported on the Current Report on Form 8-K filed by Cott Corporation (the “Company”) on October 4, 2005 (the “Prior Form 8-K”), the Company announced a plan to realign the management of its Canadian and United States businesses to a North American basis (the “Realignment Plan”). In the Prior 8-K, the Company reported that it expected to record certain pre-tax charges of $60 to 80 million over the 12 to 18 month period following the announcement of the Realignment Plan, that the largest of the charges would be related to asset impairment and that there also would be additional charges for severance, termination and other costs.
     On December 12, 2005 the Company announced that, as a part of the Realignment Plan, it will close its Columbus, Ohio manufacturing plant effective March 2006. In connection with the plant closure, the Company expects to record approximately $13 million in pre-tax charges, of which approximately $10 million relates to equipment and goodwill impairments and the remainder to contract termination costs and severance costs for the termination of approximately 70 employees. The majority of these charges are expected to be taken in 2005 and are part of the $60 to 80 million of total anticipated charges previously announced by the Company. A copy of the press release announcing the plant closure is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
     The Company anticipates that, in connection with implementing the Realignment Plan, it will record additional pre-tax charges of approximately $21 to 41 million over the 12 to 18 month period following the September announcement of the Realignment Plan. At the present time, the Company is not yet able to determine its estimate of the allocation of the total remaining charges to specific categories or its estimate of the amount or range of amounts that will result in future cash expenditures. The Company will file an amended Form 8-K after making such determinations.
Item 2.06. Material Impairments.
     The information reported in Item 2.05 is hereby incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits
          99.1 Press release dated December 12, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: December 13, 2005	By:	/s/ B. Clyde Preslar
B. Clyde Preslar
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description
99.1	Press release dated December 12, 2005.